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                                                                    Exhibit 99.1

CONTACTS:      Steven O. Cordier
               Vice President and CFO
               Penford Corporation
               303-649-1900
               steve.cordier@penx.com



         PENFORD CORPORATION REPORTS SECOND QUARTER FISCAL 2004 RESULTS


DENVER, CO., MARCH 22, 2004 - Penford Corporation (Nasdaq: PENX), a global leader in ingredient systems for food and industrial applications, today reported financial results for the second quarter and first half of fiscal year 2004. Net income for the quarter ended February 29, 2004 was $1.0 million, or $0.12 per diluted share versus $1.6 million, or $0.20 per diluted share for the same period last year. Net income for the second fiscal quarter of 2004 included $0.5 million of pre-tax costs related to a workforce reduction at the Company's Industrial Ingredients segment.

Second quarter consolidated sales of $68.5 million rose $6.8 million or 11% over last year on favorable currency exchange rates as well as increased volumes and improved pricing in the Industrial Ingredients business. Consolidated gross margin decreased by $0.6 million to $9.9 million reflecting higher natural gas costs in North America and increased manufacturing costs at Food Ingredients-North America. Reduced discretionary spending contributed to a $0.3 million drop in operating expenses and interest expense fell by $0.2 million from last year on lower average debt outstanding.

Income tax expense in the second quarter of fiscal 2004 includes a $0.3 million charge for the effects of the final implementation of the new Australian consolidation tax legislation. Diluted weighted average shares outstanding increased to 8.8 million from 7.9 million a year ago primarily reflecting the issuance of 0.7 million shares in March 2003.

"Over the past few quarters we have made progress in implementing several strategic initiatives designed to deliver greater value to our customers' products and processes," said Penford Chief

Executive Officer Thomas D. Malkoski. "Our heightened focus on innovation and differentiated products and services is positively impacting results. We are aggressively pursuing operational excellence through improvements in all supply chain activities to drive out unnecessary costs and increase the productivity of our assets. We have improved organizational effectiveness by better aligning resources with growth opportunities and upgrading skills in selected areas of the business. Collectively, I believe these initiatives will contribute to increasing shareholder value in the future."

SEGMENT RESULTS

Average pricing improved and volumes recovered in the second quarter of fiscal 2004 as sales rose 6% to $35.8 million at Industrial Ingredients. Our growth category, which includes the Liquid Natural Additives product line, expanded its positive impact on margins again this quarter. However, segment gross margin as a percent of sales fell to 13.1% from 15.6% primarily driven by a 40% increase in the unit price of natural gas which is used to dry starch in the manufacturing process. Penford also recorded a $0.5 million pre-tax charge during the second quarter of fiscal 2004 in connection with a workforce reduction affecting 38 employees at the Industrial Ingredients unit.

Second quarter 2004 sales of $11.0 million at the Food Ingredients - North America business were comparable to the same period last year. Sales from potato coating applications and new formulations for processed meats expanded while volumes of lower margin products decreased from the prior year. Gross margin as a percent of sales declined to 21.9% from 29.5% for the same period a year ago from lower plant utilization caused by a five-week shutdown of our dextrose plant to reduce inventory levels, higher unit costs for natural gas and supply chain adjustments. Inventory levels are now balanced and manufacturing flows are improving.

Sales at Australia/New Zealand rose 26% to $21.8 million for the second quarter of fiscal 2004, due to a stronger Australian Dollar exchange rate. Volumes softened by 1% as we encounter increased price competition from imported products. Gross margin as a percent of sales rose to 12.8% from 11.8% in fiscal 2003 as stocks of higher cost grain raw material acquired during the drought last year were depleted from inventories.

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"There's no doubt that our operating environment for the first half fiscal 2004 has been challenging," Malkoski said. " We believe that we've responded to these challenges forcefully and appropriately by implementing cost reduction measures while continuing to execute our strategic plan. These programs allow us to compete more effectively as we grow."

CONFERENCE CALL

Penford will host a conference call to discuss second quarter financial and operational results today, March 22, 2004 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. A replay will be available at www.penx.com.

ABOUT PENFORD CORPORATION

Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.

For automated shareholder information, please call 1-888-317-2013.

    The statements contained in this release that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "may," "will," "looks," "should," "could," "anticipates," "expects," or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, and those described from time to time in filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company's products including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate and energy cost volatility; foreign currency exchange rate fluctuations; or other unforeseen developments in the industries in which Penford operates.

                                      # # #

CHARTS TO FOLLOW

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


PENFORD CORPORATION                                     Three months ended       Six months ended
FINANCIAL HIGHLIGHTS                                   --------------------    --------------------
(In thousands except per share data)                   February    February    February    February
                                                       29, 2004    28, 2003    29, 2004    28, 2003
------------------------------------                   --------    --------    --------    --------

                                       CONSOLIDATED RESULTS

Sales                                                  $ 68,482    $ 61,692    $134,652    $127,734

Net income                                             $  1,035    $  1,585    $  1,880    $  4,883

Earnings per share, diluted                            $   0.12    $   0.20    $   0.21    $   0.62

                                        RESULTS BY SEGMENT

INDUSTRIAL INGREDIENTS:

Sales                                                  $ 35,801    $ 33,672    $ 68,327    $ 69,360
Gross margin                                               13.1%       15.6%       13.6%       16.2%
Operating income                                          1,567       2,396       3,115       5,200

FOOD INGREDIENTS - NORTH AMERICA:

Sales                                                  $ 10,973    $ 10,953    $ 22,866    $ 22,463
Gross margin                                               21.9%       29.5%       25.8%       29.5%
Operating income                                            719       1,685       2,618       3,385

AUSTRALIA/NEW ZEALAND:

Sales                                                  $ 21,782    $ 17,344    $ 43,726    $ 36,247
Gross margin                                               12.8%       11.8%       10.4%       12.6%
Operating income                                          1,537       1,017       1,808       2,465

                                                                   February 29,         August 31,
                                                                       2004                2003
                                                                   ------------        ------------
Current assets                                                     $     78,307        $     76,285
Property, plant and equipment, net                                      131,860             128,776
Other assets                                                             50,392              45,832
                                                                   ------------        ------------
   Total assets                                                         260,559             250,893
                                                                   ============        ============

Current liabilities                                                      32,809              37,272
Long-term debt                                                           78,112              76,696
Other liabilities                                                        49,918              49,040
Shareholders' equity                                                     99,720              87,885
                                                                   ------------        ------------
   Total liabilities and equity                                    $    260,559        $    250,893
                                                                   ============        ============

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

PENFORD CORPORATION                                                            Three months ended       Six months ended
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)                                ----------------------  ----------------------
(In thousands except share and per share data)                                February    February    February    February
                                                                              29, 2004    28, 2003    29, 2004    28, 2003
----------------------------------------------                               ----------  ----------  ----------  ----------

Sales                                                                        $   68,482  $   61,692  $  134,652  $  127,734

Cost of sales                                                                    58,574      51,145     114,932     105,302
                                                                             ----------  ----------  ----------  ----------
   Gross margin                                                                   9,908      10,547      19,720      22,432

Operating expenses                                                                5,483       5,813      11,175      12,180
Research and development expenses                                                 1,454       1,336       2,956       2,748
Restructuring costs, net                                                            487        (117)        740        (117)
                                                                             ----------  ----------  ----------  ----------

   Income from operations                                                         2,484       3,515       4,849       7,621

Non-operating income, net                                                           530         269         505       2,181
Interest expense                                                                 (1,185)     (1,403)     (2,292)     (2,984)
                                                                             ----------  ----------  ----------  ----------

   Income before income taxes                                                     1,829       2,381       3,062       6,818

Income taxes                                                                        794         796       1,182       1,935
                                                                             ----------  ----------  ----------  ----------

Net income                                                                   $    1,035  $    1,585  $    1,880  $    4,883
                                                                             ==========  ==========  ==========  ==========

Weighted average common shares and equivalents
   outstanding, diluted                                                       8,830,901   7,934,858   8,780,022   7,902,764

Earnings per share, diluted                                                  $     0.12  $     0.20  $     0.21  $     0.62

Dividends declared per common share                                          $     0.06  $     0.06  $     0.12  $     0.12

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